Exhibit 99.1

China Jo-Jo Drugstores Inc. Reports Financial Results for Third Quarter 2012

HANGZHOU, China--(BUSINESS WIRE)--February 14, 2012--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD), a retail pharmacy chain in Zhejiang and Shanghai, today reported record revenue for the third quarter of fiscal year 2012 ended December 31, 2011. The Company will hold its earnings call on Thursday, Feb. 16 at 8:00 a.m. Eastern Time.

Third Quarter Highlights:

  Revenue increased 42.1% to a record high of $25.64 million
  Gross profit increased 28.1% to $6.83 million
  Net income attributable to controlling interest decreased 29.7% to $1.57 million
  Two new stores opened during the quarter, bring the store number to 60 by the end of the quarter, compared with 49 a year ago.

Third Quarter Results

Revenue increased 42.1% to $25.64 million for the three months ended December 31, 2011, from $18.04 million for the three months ended December 31, 2010, primarily as a result of wholesale revenue from Zhejiang Jiuxin Medicine Co., Ltd. (“Jiuxin Medicine”) which was acquired in August 2011, and sales from new stores opened since December 31, 2010, offset by same-store sales decrease.

Same-store sales decreased by $1.87 million, or 10.5%, period over period, mainly as a result of shifting certain non-retail sales from Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., which operates most of the Company’s pharmacies, to Jiuxin Medicine.

Gross profit increased by 28.1% to $6.83 million from $5.33 million. Gross margin decreased from 29.5% to 26.6 % as a result of lower gross profit margin from Jiuxin Medicine’s wholesale activities.

Selling expenses increased 86.9% to $2.50 million. The increase is primarily a result of operating 60 store locations as compared to 49 stores that we operated a year ago. Selling expenses as a percentage of our revenue increased from 7.4% to 9.7%.

General and administrative expenses increased 77.2% to $2.18 million. General and administrative expenses as a percentage of our revenue increased from 6.8% to 8.5%. The increase is mainly attributable to the establishment of new subsidiaries in the last calendar year and expenses of being a public company.

Income from operations decreased 22.1% to $2.15 million. Operating margin decreased to 8.4% from 15.3% a year ago.

Net income attributable to controlling interest decreased 29.7% to $1.57 million.

Dr. Lei Liu, Chairman and CEO, stated, “We are pleased to report another record quarter in revenue with our excellent operational and financial performance in the fiscal third quarter, achieving double-digit sales growth. Because of our integrated business model, we were able to adjust our distribution channel and strike a good balance between product volume and selling prices.”

“Facing an economic slowdown and inflationary pressures in China, we have been closely monitoring market development and new growth opportunities. We are also controlling rental increases and other expenses,” stated Dr. Lei Liu, Chairman and CEO. “Our recent strategic initiatives include VIP clubs that cater to high-income customers with increasing healthcare needs. We are also developing more customized services in our stores.”

Dr. Liu continued, “I believe our online drugstore will bring new revenue sources and our expertise in traditional Chinese medicine will distinguish ourselves from our competitors. Going forward, we will continue to grow our business based on an integrated model. We also look to open more stores in both Zhejiang and Shanghai.”

New Store Openings

The Company operated a total of 60 stores as of December 31, 2011, including two new stores added during the quarter, as compared to 49 stores as of December 31, 2010. We anticipate that our overall revenue will continue to increase as we open additional stores and our maturing stores are able to accept government insurance.

Nine Month Results

Revenue increased 41.6% to $69.30 million for the nine months ended December 31, 2011, from $48.93 million for the nine months ended December 31, 2010, primarily as a result of same-store sales growth, sales from new stores opened since December 31, 2010, and wholesale revenue from Jiuxin Medicine.

Same-store sales increased by $4.50 million, or 9.2%, period over period, mainly from sales of pharmaceutical products covered by government-sponsored medical insurance programs. Revenue also increased from operating additional new store locations.

Gross profit increased 39.0% to $19.95 million from $14.35 million. Our gross margin decreased from 29.3% to 28.8% as a result of the lower profit margin from Jiuxin Medicine’s wholesale activities.

Selling expenses increased 97.3% to $6.59 million from $3.34 million. The increase is primarily a result of operating 60 store locations as compared to 49 stores that we operated a year earlier. Selling expenses as a percentage of revenue increased from 6.8% to 9.5%.

General and administrative expenses increased 65.7% to $4.57 million from $2.76 million a year ago. General and administrative expenses as a percentage of our revenue increased from 5.6% to 6.6%. The increase is mainly attributable to the establishment of new subsidiaries in the last calendar year and expenses of being a public company.

Income from operations increased 6.6% to $8.79 million from $8.25 million a year ago. Operating margin fell to 12.7% from 16.9%.

Net income attributable to controlling interest increased 7.2% to $6.45 million from $6.02 million a year ago.

Balance Sheet Highlights

As of December 31, 2011, the Company had $4.34 million of cash, $38.73 million in current assets and $16.34 million in current liabilities.

Conference Call Information

The Company will host a conference call to discuss third quarter results on Thursday, Feb. 16, 2012, at 8:00 a.m. Eastern Time. To participate in the conference call, please dial 1-877-941-1428 from North America. International participants can access the call by dialing 1-480-629-9665. A live audio webcast of this conference call will be available under the Investors Relations section of the Company's website at http://www.chinajojodrugstores.com. A replay of the call will be available from February 16, 2012 approximately 11 a.m. Eastern Time to February 23, 2012 at 11:59 p.m. Eastern Time by dialing 1-877-870-5176 or 1-858-384-5517 (international) with pin #4515605. The replay will also be available on the company website.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. primarily operates a retail pharmacy chain in Zhejiang and Shanghai, offering both western and traditional Chinese medicine, including prescription and over-the-counter drugs, sundries, nutritional supplements and medical devices. China Jo-Jo Drugstores also provides on-site physician consulting. As of December 31, 2011, the Company operated 60 stores.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	DECEMBER 31,	MARCH 31,
	2011	2011

ASSETS

CURRENT ASSETS
Cash	$4,339,666	$6,489,905
Restricted cash	1,451,564	921,876
Trade accounts receivable, net	7,374,177	1,484,850
Inventories	7,361,719	4,617,420
Other receivables	1,214,408	1,049,564
Advances to suppliers, net	14,086,803	16,528,772
Other current assets	2,906,589	8,364,267
Total current assets	38,734,926	39,456,654

PROPERTY AND EQUIPMENT, net	15,303,962	5,471,432

OTHER ASSETS
Long term deposit	2,635,206	2,540,758
Prepaid - noncurrent	6,752,564	6,075,478
Intangible assets, net	2,881,237	390,302
Total other assets	12,269,007	9,006,538

Total assets	$66,307,895	$53,934,624

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$5,518,920	$3,530,204
Notes payable	4,836,702	2,704,680
Other payables	1,651,888	627,734
Other payables - related parties	880,058	880,058
Customer deposits	1,883,966	2,038,608
Taxes payable	1,259,043	1,624,558
Accrued liabilities	305,154	311,639
Total current liabilities	16,335,731	11,717,481

Purchase option derivative liability	36,834	153,226
Total liabilities	16,372,565	11,870,707

COMMITMENTS AND CONTINGENCIES

EQUITY
China Jo-Jo Drugstores, Inc. stockholders' equity
Preferred stock; $0.001 par value; 10,000,000 shares authorized;
nil issued and outstanding as of December 31, 2011
and March 31, 2011	-	-
Common stock; $0.001 par value; 250,000,000 shares authorized;
13,559,088 and 13,530,477 shares issued and outstanding as of
December 31, 2011 and March 31, 2011, respectively	13,559	13,530
Additional Paid-in capital	16,409,543	16,333,956
Statutory reserves	1,309,109	1,309,109
Retained earnings	29,737,898	23,287,474
Accumulated other comprehensive income	2,466,228	1,119,848
Total China Jo-Jo Drugstores, Inc. stockholders' equity	49,936,337	42,063,917

Noncontrolling interests	(1,007)	-
Total equity	49,935,330	42,063,917

Total liabilities and equity	$66,307,895	$53,934,624

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended December 31,		Nine months ended December 31,
	2011	2010	2011	2010
REVENUES, NET	$25,643,949	$18,042,309	$69,296,755	$48,927,907

COST OF GOODS SOLD	18,817,080	12,713,181	49,342,667	34,576,771

GROSS PROFIT	6,826,869	5,329,128	19,954,088	14,351,136

SELLING EXPENSES	2,498,892	1,337,055	6,588,686	3,339,928
GENERAL & ADMINISTRATIVE EXPENSES	2,175,615	1,227,520	4,570,919	2,758,654
OPERATING EXPENSES	4,674,507	2,564,575	11,159,605	6,098,582

INCOME FROM OPERATIONS	2,152,362	2,764,553	8,794,483	8,252,554

OTHER INCOME (EXPENSE), NET	16,343	112,736	222,929	60,985
CHANGE IN FAIR VALUE OF PURCHASE OPTION DERIVATIVE LIABILITY	19,404	119,595	116,392	91,546

INCOME BEFORE INCOME TAXES	2,188,109	2,996,884	9,133,804	8,405,085

PROVISION FOR INCOME TAXES	610,910	759,431	2,684,463	2,387,719

NET INCOME	1,577,199	2,237,453	6,449,341	6,017,366

ADD: NET (PROFIT) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(3,217)	-	1,083	-

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	1,573,982	2,237,453	6,450,424	6,017,366

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments - controlling interest	262,892	514,170	1,346,380	1,168,202
Foreign currency translation adjustments - noncontrolling interest	31	-	31	-

COMPREHENSIVE INCOME	$1,836,905	$2,751,623	$7,796,835	$7,185,568

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	13,557,379	13,500,002	13,546,570	13,220,002
Diluted	13,557,379	13,500,002	13,546,570	13,220,002

EARNINGS PER SHARES
Basic - attributable to controlling interest	$0.12	$0.17	$0.48	$0.46
Diluted - attributable to controlling interest	$0.12	$0.17	$0.48	$0.46

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine months ended
	December 31,
	2011		2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,449,341	$	6,017,366
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	2,065,451		627,387
Stock compensation	75,616		80,445
Bad debt expense	543,435		130,170
Change in fair value of purchase option derivative liability	(116,392)		(91,546)
Changes in operating assets:
Accounts receivable, trade	(5,082,547)		(2,292,087)
Inventories	1,497,076		(1,257,608)
Other receivables	(636,952)		(351,317)
Advances to suppliers	3,000,229		(10,724,139)
Other current assets	5,635,292		(501,851)
Long term deposit	(17,790)		-
Prepaid - noncurrent	153,828		(337,058)
Changes in operating liabilities:
Accounts payable, trade	5,554,243		1,935,978
Other payables and accrued liabilities	(862,802)		(282,608)
Customer deposit	(213,660)		-
Taxes payable	(366,393)		(38,313)
Net cash provided by (used in) operating activities	17,677,975		(7,085,181)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments and advance on property and equipment purchase	(11,727,452)		(2,096,497)
Net payments for business acquisitions	(3,297,561)		(593,440)
Net cash used in investing activities	(15,025,013)		(2,689,937)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	(496,520)		(417,930)
Payments on notes payable	(4,452,229)		1,149,847
Proceeds from equity financing	-		15,708,608
Payments on short-term loans	-		(890,160)
Payments on other payables-related parties	-		(54,942)
Net cash (used in) provided by financing activities	(4,948,749)		15,495,423

EFFECT OF EXCHANGE RATE ON CASH	145,548		332,488

(DECREASE) INCREASE IN CASH	(2,150,239)		6,052,793

CASH, beginning of period	6,489,905		801,593

CASH, end of period	$4,339,666	$	6,854,386

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$	23,587
Cash paid for income taxes	$3,254,843	$	2,474,812
Non-cash financing activities
Notes payable transferred to accounts payable vendors	$6,480,692	$	3,649,312

CONTACT:
China Jo-Jo Drugstores, Inc.
Ming Zhao, Chief Financial Officer
561-372-5555
frank.zhao@jojodrugstores.com